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                              DOCUCON, INCORPORATED
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June 30, 1999

To My Fellow Shareholders:

   I am writing to you at very uncomfortable time for a person in my position. On the one hand, the turnaround of the operations of the Company is in full swing and holds the prospect for significant growth and profitability; but on the other hand, the price of our stock is very low and we have just recently been delisted from NASDAQ SmallCap market. As an operator, it is exciting to see the initial successes of the strategies we put in place just over a year ago but as a shareholder, it is frustrating that the market does not fully appreciate the progress that we have made. AS YOUR PRESIDENT AND CHIEF EXECUTIVE OFFICER, I WOULD LIKE TO EXPRESS MY APPRECIATION FOR THE SUPPORT YOU HAVE GIVEN THIS NEW MANAGEMENT TEAM THUS FAR AND TO APPEAL TO YOU FOR YOUR CONTINUED PATIENCE.

   In April 1998, the Board of Directors adopted a plan to turn Docucon around. It called for a significant investment in sales and marketing and diversification in the geographic and vertical markets we serve, the size of the contracts we work under and the kinds of services we offer. Since then WE HAVE TAKEN BOLD STEPS TO GET OFF THE GROUND IN THE EXECUTION OF THIS PLAN -- AND IT IS WORKING.

   We have:

   o Built a sales organization that has generated a pipeline of potential new contracts representing over $40 million in estimated revenues; although no assurances can be given that we will fully realize on these opportunities, prospects for the near-term are very promising including two contract situations, each approximating $3,000,000 in value, that are not yet under agreement but where we have been identified as the winner;

   o Produced substantial recent revenue growth - revenues for the quarter ending June 30, 1999 are expected to exceed $1.4 million, reflecting a level at the end of the quarter that is almost three times that of the beginning of the year;

   o Hired new senior managers and effected a significant cultural migration toward growth oriented model;

   o Sold our building and repaid the related mortgage debt; arranged for a financially and operationally attractive new facility in San Antonio;

   o Initiated an operational restructuring to accommodate growth (technology-based operating teams, new operating metrics and data collection/reporting systems, etc.);

   o  Established reserves to accurately value our assets as of year end 1998.

      The turnaround plan that was adopted by the Board recognized the significant opportunity that Docucon has in the electronic imaging market. THE FUNDAMENTALS ON WHICH THIS PLAN IS BUILT ARE IMPRESSIVE:

   o According to leading industry analysts, the market that Docucon sells into is between $7.5 and $9.6 billion in size and growing at a rate of 30% to 50% per year;

   o Docucon has demonstrated an ability to achieve electronic imaging revenues in excess of $10.0 million per year and operating margins of 20% to 25% in the past;

   o Docucon has received significant accolades for operational and technical merit by the General Accounting Office of the US Government for its performance under recent government contracts.

   Your Company is on the move. It has a new plan, new and energetic management, a solid core of the original engineering and production personnel that established the Company's historic leadership position, and an impressive start on the turnaround plan. But WHILE THE INITIAL SUCCESSES OF THE TURNAROUND EFFORTS ARE IMPRESSIVE, MUCH REMAINS TO BE ACCOMPLISHED, REQUIRING SIGNIFICANT EFFORT AND SACRIFICE:

   o The near-term and longer-term expansion of the Company's production capacity and working capital foundation needs to be financed in a manner that minimizes dilution to us, the shareholders of the Company;

   o The roots of this increased level of business need to grow deep such that our business model can be relied upon for sustainable growth; and,

   o The financial markets need to be educated about our fundamentals, our plan and our prospects for the future with a mission of becoming relisted on NASDAQ, increasing liquidity of our shares and significantly increasing our market capitalization.

   As you know, these things do not happen automatically. It will take dedicated, passionate managers who will not be discouraged when something goes wrong. We need bright, competent, experienced and tireless people. We are assembling that group now and will continue to add high caliber professionals to our ranks as we grow. YOU CAN PLAY A SIGNIFICANT ROLE IN THE SUCCESS OF YOUR COMPANY BY SUPPORTING THIS GROUP OF NEWLY ENERGIZED EMPLOYEES - RECOGNIZING THE PROGRESS THEY HAVE MADE AND BEING PATIENT WITH A LESS THAN SMOOTHLY SHAPED UPWARD CURVE OF PROGRESS.

   The Board of Directors and I believe in what we are doing and have recently increased our stake in the Company. As a group, excluding myself, the Directors purchased approximately 97,000 shares and now, beneficially own a total of approximately 469,700 shares or approximately 15.7 % of the Company. I purchased approximately 66,000 shares and now beneficially own a total of approximately 100,000 shares. We are passionate about this plan and hope that you also will share in our enthusiasm.

Sincerely,

Douglas P. Gill
President and Chief Executive Officer